                                                        EXHIBIT 12.1



                                                               Year Ended December 31,
                                                               -----------------------
                                                       1994     1995     1996     1997     1998
                                                      ------   ------   ------   ------   ------
Earnings:
    Income from continuing operations
        before provision for income taxes              4,032    3,058    8,409   18,984   29,810
    Interest expense                                   1,642    3,609    4,759    4,664    7,150
    Interest component of rent expense                    44       87      119      227      367
    Amortization of previously capitalized interest       --       --      497      520    1,008
                                                      ------   ------   ------   ------   ------
Earnings                                               5,718    6,754   13,784   24,395   38,335
                                                      ======   ======   ======   ======   ======

Fixed Charges:
    Interest expense                                   1,642    3,609    4,759    4,664    7,150
    Interest capitalized                                  --      516      711      823    2,662
    Interest component of rent expense                    44       87      119      227      367
                                                      ------   ------   ------   ------   ------
Fixed Charges                                          1,686    4,212    5,589    5,714   10,179
                                                      ======   ======   ======   ======   ======

Ratio of earnings to fixed charges                       3.4      1.6      2.5      4.3      3.8